Exhibit 10.5

United Technologies Corporation

Recognition Stock Options

Prospectus

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

This prospectus applies to the offer and sale of up to 4,000,000 shares of United Technologies Corporation Common Stock per year under the United Technologies Corporation Employee Stock Option Plan (the “Plan”), issuable upon the exercise of stock options awarded under the Plan.

The date of this prospectus is December 17, 2003.

Introduction

Ownership of Company stock by employees is an effective way to align employees’ interests with the interests of the Company’s shareowners. That is why UTC has established the Recognition Stock Option Program for key employees below the executive level. The Recognition Stock Option Program is part of the UTC Employee Stock Option Plan.

Under the Recognition Stock Option Program, outstanding employees whose decisions impact the performance of the company, and whose skilled execution of those decisions helps to add value for shareowners, can now personally benefit from the value they help create.

Under the Recognition Stock Option Program, certain key employees selected by UTC receive stock option awards that increase in value — if, and to the extent, UTC’s stock price increases.

Stock options represent long-term value to the employee based upon long-term commitment to UTC and long-term improvement in UTC’s business performance and stock price. This program is another way UTC identifies and recognizes the contributions of its employees.

Your supervisor’s decision to award you stock options is a vote of confidence in your abilities, continued high performance, and your commitment. You now can help convert your stock option award into a valuable part of your personal financial portfolio.

Under the Recognition Stock Option Program, UTC grants stock option awards.

Each option gives you the right to purchase one share of UTC stock at a specified price — the exercise price. Once you have bought the stock, you own it and you are free to hold it or sell it.

You have the right to exercise your options to purchase shares 3 years after the award date.

This means you must remain employed at UTC for at least 3 years before you can exercise your options. If your employment is terminated before the end of the 3 year period, other than by retirement, death or disability, your options will be canceled.

The life of the option is 10 years.

While you are actively employed, you must exercise your options within 10 years from the award date. This means you have up to 7 years from the options’ vesting date to exercise your options. You must exercise your options before their expiration date. Please refer to pages 6-7 for important information about the treatment of options at termination of employment.

You will receive a Statement of Award certificate.

This will show the number of options you have been awarded and the exercise price of these options. You should retain this statement for future reference.

The exercise price of each option is fixed for the life of the option.

The exercise price is equal to the closing price reported on the composite tape of the New York Stock Exchange (“NYSE”) for UTC common stock on the grant date of the options awarded to you, as shown on your Statement of Award certificate. You maintain the right to exercise your options and buy the shares at the exercise price during the life of your award.

The value of your stock option award depends on when you choose to exercise your options.

The value of your stock options will depend on the value of UTC common stock on the date you exercise your options. The value you receive — or the gain you realize upon exercising your options — will be equal to the difference between the exercise price and the sale or “market price” of UTC common stock when you exercise your options.

When you exercise your stock option award, you can receive shares of UTC stock.

You can receive one share of UTC common stock for each option by paying the exercise price. You may also receive a number of shares (or the cash equivalent) equal to the amount of your gain. The choice is up to you.

You will be taxed on the gain you realize when you exercise your options.

At the time of exercise, U.S. taxpayers must pay taxes on any gain they realize. The gain per option is the difference between the exercise price and the market price of UTC stock on the date of exercise. Please refer to Appendix 2 for additional information.

Award recipients outside the U.S. should check with their local tax advisors to determine tax treatment in their country.

What value does a stock option have to me?

Stock options have value when the market price of UTC common stock increases above the exercise price. Options are a way to potentially realize significant financial gain based upon the long-term increases in the price of UTC stock. If the market price of UTC stock increases over time — even with interim periods of decline — your gain will increase as well.

For example, if the exercise price of your options is $95, you will always pay $95 per share of stock when you exercise your option. Over the next 10 years, as you monitor the stock price, you note that it fluctuates between $80 and $125.

You do not want to exercise your options in year 3 (stock price of $85) after you vest in them, because you can buy shares on the open market for a lower price. However, in year 5 (stock price of $110), you could consider exercising your options because the stock price is then greater than the exercise price of your options. By year 8 (stock price of $115), you should start thinking about exercising your options before they expire. The options can no longer be exercised at the end of year 10. Remember, these numbers are for illustration only and are not intended as a projection of UTC’s stock price.

You must decide when to exercise your options based on your view of the prospects for UTC stock and your personal financial circumstances. Is $115 the highest price the stock will reach? The potential for future price appreciation makes watching UTC’s stock price movement exciting. Please remember, however, that past performance of UTC stock is no guarantee of the future performance of UTC stock.

Will I receive dividends on my stock options?

No, you will not receive dividends on your options.

If, after you exercise your options, you retain your UTC shares, you will then have the right to receive dividends and vote your shares the same as other UTC common stock shareholders.

For example, if you have 100 shares of UTC common stock and the quarterly dividend is $.35 per share, you will receive a check for $35.00 each quarter or $140 per year.

In the U.S. dividends are taxable income.

How do I exercise my stock options?

See inside the back cover of this booklet for more specific information on exercising stock options.

UTC has established a relationship with a limited number of stock brokers to facilitate the exercise of stock options. Upon exercise you can acquire one share for each option exercised or you can receive shares or cash equal to the gain you realize from your exercise. You can also use some of the acquired shares to pay the exercise price rather than paying the exercise price directly, in cash. This is sometimes called a “cashless exercise”.

The “cashless exercise” brokers selected by UTC offer you a choice of how to exercise your options, and neither choice requires you to pay cash. Your choices are: “Exercise and Hold” or “Exercise and Sell”. In either case, you are using some of the gain on the shares you buy at the stock option exercise price to cover the cost of buying the shares at the exercise price, brokerage fees and taxes. The broker then returns to you the remaining cash or shares.

If you hold your shares and sell them later, you can also profit from any further gain on the price of the UTC stock at the time you ultimately sell the shares. Your taxable gain (or loss) will be the difference between the market price of UTC stock on the date you exercised your options and the price you receive when you later sell such shares. Depending on when you sell your shares, you may be entitled to capital gain or loss treatment.

For example, if you choose “exercise and hold” with respect to 100 options with an exercise price of $95.00, when UTC stock is trading at $115.00, you can receive 100 shares from the Company at a cost of $9,500, even though the shares are worth $11,500, for a gain of $2,000. Alternatively, you can receive your $2,000 exercise gain in shares of stock. In this case you would receive 20 shares and the other 80 shares would be used to cover the cost of exercise. Finally, you may choose to receive your $2,000 gain in cash. In either case, however, the broker will withhold the required amount of taxes from the gain by reducing either the number of shares or the amount of cash you receive.

UTC cannot advise you on when to exercise your options or if you should hold or sell your shares. You may want to seek the advice of outside tax advisors or financial planners.

When I receive a stock option award, what are the tax consequences?

In the U.S. there is no tax at the time you receive the options. You will not be taxed until you actually exercise your options, and then you are taxed — based on applicable tax rates at that time — on the difference or “spread” between the exercise price and the market price of UTC stock on the date of exercise. In the U.S., taxes due include Federal income and employment taxes (FICA and FUTA) and where applicable, state and/or local income taxes.

If you hold your shares after exercising, you will be subject to tax when you later sell the shares. You will be taxed — at ordinary or capital gains tax rates, as applicable — on the spread between the price of the shares when you exercised your options and the price when you sell. A detailed discussion of U.S. tax consequences when you exercise an option is set forth in Appendix 2.

Tax rules for stock options and exercises vary from country to country and should be reviewed with local tax advisors. Non-U.S. based participants must pay the appropriate taxes as required by the country where they are subject to tax.

Can I exercise a portion of my vested stock options?

Yes. However, you need to think about covering the taxes due and broker fees. Typical transactions involve 100 options or more.

Do I have to exercise my option awards in the order I receive them?

If you receive stock option awards in more than one year under this program, you can exercise them in whatever order you choose.

How do the options I receive affect other benefits the company provides?

Any gains realized from your stock options are not considered part of compensation for determining benefits under any UTC pension plan or any other benefit plan offered by the company. Employees outside of the U.S. should check with their Human Resources department.

What happens if I leave the company?

There are different provisions based on the circumstances associated with your leaving:

Retirement.

You are eligible for retirement:

(i)	If you are age 65 on your date of termination; or

(ii)	If you are at least age 55 with 10 or more years of service on your date of termination.

The following rule applies to your Recognition Stock Options upon your retirement:

You may exercise your vested Options (i.e. those held for at least three years while continuously employed) for three years following the date of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to your retirement date will vest as scheduled and you will then have the remainder of the three year period following your retirement date to exercise these Options.

For Options granted after February 22, 1999: The following rule applies if you are eligible for retirement as previously described and the Corporation consents to the retirement. Such consent will be at the sole discretion of the Corporation based on its ability to effectively transition your responsibilities as of the retirement date and such other factors as it may deem appropriate:

You may exercise your vested Options for five years following the date of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to your retirement date will become exercisable on the original scheduled vesting date and you will then have the remainder of five year period following your retirement date to exercise these Options (but in no event beyond the Option expiration date).

For Options granted after June 11, 2003: The following rule applies if you are eligible for retirement as previously described and the Corporation consents to the retirement. Such consent will be at the sole discretion of the Corporation based on its ability to effectively transition your responsibilities as of the retirement date and such other factors as it may deem appropriate:

You may exercise your vested Options until the expiration of the Option. Unvested Options that have been held for at least one year prior to your retirement date will become exercisable on the original scheduled vesting date and you will then have the full remaining term of the Option to exercise these Options.

Rule of 65: If you terminate employment on or after age 50, but before age 55, and the sum of your age and years of service add up to 65 or more (i.e., the “Rule of 65”) as of your employment termination date, the following rule applies:

You may exercise your vested Options for three years following your employment termination date or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to your employment termination date will vest as scheduled and you will then have the remainder of the three year period following your termination date to exercise these Options.

Service used to determine eligibility for retirement or the “Rule of 65” will be based on continuous service recognized under your UTC retirement plan.

In all cases, options held for less than one year as of your retirement date will be canceled without value.

General Provisions

Termination. You may exercise the options you are already vested in for up to 90 days (or until the expiration of the option, if earlier) from the date your employment with UTC is terminated, whether voluntary or involuntary, including layoff. All unvested options are canceled as of your termination date.

Disability. You will continue to be treated the same as if you were an active employee if you qualify for benefits under UTC’s disability plan. This means you will continue to have time applied toward meeting the 3 year vesting requirement while disabled. You will be able to exercise your vested options while you remain disabled under UTC’s disability plan, up to their expiration date.

Death*. If you die while an active employee, all unvested options immediately vest. Your estate will have one year from the date of your death to exercise all outstanding options. If you die during the post-retirement exercise period, your estate has one year from the date of your death in which to exercise all outstanding options.

Taxes/Withholding. An employee who receives a stock option award is responsible for any income or other tax liability attributable to the award. The Corporation will take such steps as are appropriate to comply with applicable federal, state and local tax withholding requirements. The Corporation will have the right to deduct directly from any payment or delivery of shares that you would otherwise receive upon exercising options, or from your regular compensation, all federal, state and local taxes required by law to be withheld with respect to the exercise of an option. Additional tax information can be found in Appendix 2.

The tax information discussed in this brochure (including Appendix 2) is for U.S. taxpayers only, and is based on our interpretation of U.S. tax laws as they pertain to the Plan. Tax laws are complex and vary from country to country. If you have specific questions, you should consult your accountant or financial advisor for advice on tax matters.

Administration Information. The Chief Executive Officer approves option grants under the Recognition Stock Option Program. Any question of administration or interpretation of your award or the Program is determined by the Senior Vice President, Human Resources and Organization whose determination is final and conclusive and binding on all parties in interest.

If you have any questions about your stock option award or need additional information, please call the Stock Option Administrator at 860-728-7884 or e-mail to stockoptionplans@utc.com.

*	Different tax rules may apply when the estate or heir exercises the deceased employee’s options.

Amendment and Termination. While UTC intends to continue this Plan, it reserves the right to change or discontinue it at any time.

Right of Discharge Reserved. Your participation in the Recognition Stock Option Program does not confer the right to continue in your employment for any period of time or affect the right of the Corporation or any subsidiary or division to terminate your employment before or after the vesting date. Participation in the Program for any particular year does not ensure that you will receive additional stock option awards in the future.

Non-Assignment of Interests. No assignment or transfer of any interest of any employee in any of the rights in a stock option award under the Recognition Stock Option Program, whether voluntary or involuntary, by operation of law or otherwise shall be permitted except by will or the laws of descent and distribution.

SEC Documents Incorporated by Reference

UTC has filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-8 under the Securities Act of 1933, as amended, relating to the Employee Stock Option Plan.

Further information is contained in the Registration Statement and in its document exhibits. Copies of those documents filed with the SEC contain a full and complete statement of their provisions.

The following documents, filed by UTC with the SEC, are incorporated by reference in the Registration Statement, except to the extent that any such document is modified, superseded, or replaced by a statement or information contained in any such document filed later with the SEC:

•	The latest Annual Report on Form 10-K filed by UTC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

•	All other reports filed by UTC under Sections 13, 14 or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Reports referred to above; and

•	The descriptions of securities to be registered contained in the Registration Statements filed under Section 12 of the 1934 Act, relating to UTC’s Common Stock, including any amendments and reports filed for the purpose of updating such descriptions.

In addition, all reports and documents filed by UTC under Sections 13, 14 or 15(d) of the 1934 Act after the date of the Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in the Prospectus and to be a part of the Prospectus from the date of filing such reports and documents.

UTC will provide without charge to each employee to whom the Prospectus is delivered, upon written or oral request, a copy of any and all reports and documents that have been incorporated by reference in the registration statement of Form S-8 that have not been delivered to the employee. To request such reports and documents, write to the Stock Option Administrator, c/o UTC, 1 Financial Plaza, Hartford, CT 06101, or call (860) 728-7884, or send an e-mail to stockoptionplans@utc.com.

Final Note. This brochure is provided for general information only, and nothing in it is intended, or should be interpreted, as a binding contract or promise of any kind. In the event of any conflict between this brochure and the United Technologies Corporation Employee Stock Option Plan, which is the official Plan document, the terms of the Plan document shall control.

The estimates provided in this brochure give a general idea of the potential value of an award under this program and are for purposes of illustration only. Individual award amounts will vary.

Glossary of Terms

Award: The number of stock options granted to you.

Exercise: When you use your options to buy shares, you are exercising your options.

Exercise Price: The closing price of UTC stock on the New York Stock Exchange (“NYSE”) on the award date. The exercise price of the option does not change during its life.

Expiration Date: The last day of the term of an option. Options not exercised on or before this date expire without value.

Life: The time period between the award date of the options and the date the options can no longer be used to buy shares.

Non-Qualified: The options are not subject to the special U.S. income tax treatment — with associated restrictions — of qualified stock options. The term “non-qualified” does not reflect on the quality of the stock option but rather reflects on the way the options are addressed in the Internal Revenue Code.

Sale or Trade Price: The actual sale or “trade” price of UTC stock when you exercise your options

Stock Option: The right to purchase a specific number of shares of the company at a specified price.

Vesting Date: The date on which the option can first be exercised.

Appendix 1

United Technologies Corporation Employee Stock Option Plan

1. Introduction and purpose. The purpose of this Plan is to benefit the shareowners of the Corporation by (i) encouraging high levels of performance by employees of the Corporation by increasing the proprietary interests of such individuals in the Corporation’s growth and success; and (ii) recognizing those employees who demonstrate outstanding performance and potential through Awards designed to strengthen the relationship between the Corporation and such employees. To accomplish these objectives, the Plan authorizes the Award of non-qualified stock options to employees of the Corporation below the executive level whose efforts, responsibilities and long-term potential enable these individuals to contribute to the long term success of the Corporation. Stock Option Awards serve to recognize the performance and potential of such employees, foster commitment to the Corporation and its long term goals and to reward such individuals by sharing in any increase in the value of the Corporation’s Common Stock.

This Plan shall be effective January 1, 1997.

2. Definitions.

“Affiliate” means a corporation, partnership, joint venture or other entity in which the Corporation has an ownership or other financial interest.

“Award” means a grant of non-qualified stock options made in accordance with the terms hereof.

“Award Date” means the date an Award is granted.

“Board” means the Board of Directors of United Technologies Corporation.

“Business Unit” means an operating division, subsidiary or affiliate of the Corporation.

“Committee” means the Committee on Compensation and Executive Development of the Board.

“Common Stock” means the common stock of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, exchange or in lieu thereof.

“Corporation” means United Technologies Corporation.

“Expiration Date” means the last date a Stock Option Award may be exercised. An unexercised Stock Option Award shall be canceled without value following the Expiration Date.

“Fair Market Value” means the closing price of Common Stock, as reported by the composite tape of New York Stock Exchange issues (or such other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock is reported for such date, the next following day for which there is a reported sale.

“Participant” means an individual who has been granted an Award pursuant to this Plan.

“Plan” means the United Technologies Corporation Employee Stock Option Plan, as set forth herein and as it may be amended from time to time.

“Stock Option” means the right to purchase a specified number of shares of Common Stock at a fixed option price equal to the Fair Market Value of Common Stock on the date the stock option is granted.

“Vesting Date” means the date a Stock Option first becomes exercisable.

3. Eligibility. Participants under this Plan shall consist of those non-executive employees of the Corporation whose responsibilities, efforts, and initiative enable them to contribute to the success of the Corporation and the Business Units. Individuals who are employed in organizations which are affiliated with the Corporation through partnership, joint venture, or other arrangements involving financial and/or strategic collaboration whose efforts benefit the Corporation are also eligible to participate herein. Individual Participants shall be recommended by the Business Units, subject to the approval of the Chief Executive Officer. Executives of the Corporation and any individual who is a reporting person of the Corporation for purposes of Section 16 of the Securities Exchange Act of 1934 are not eligible to participate in the Plan.

4. Exercise and payment of options. A Participant may acquire shares of Common Stock by exercising his or her Stock Option Award, or portion thereof, during a period beginning on the third anniversary of the Award Date and ending on the tenth anniversary of the Award Date, unless the Expiration Date is accelerated as a result of termination, death or retirement as set forth in Section 5 hereof. The Vesting Date and Expiration Date are each set forth in the Statement of Award. The option to purchase shares will expire without value with respect to any Stock Option that is not exercised on or before the Expiration Date. It is the sole responsibility of the Participant, or the Participant’s representative, to exercise the Stock Option in a timely manner. The Corporation assumes no responsibility for, and will make no adjustments with respect to Stock Options that expire without value.

Stock Options may be exercised through a security brokerage firm with whom the Corporation has established an arrangement to facilitate Stock Option exercises. After the Participant establishes a relationship with one of the pre-approved security brokerage firms, the Participant may exercise Stock Options by notifying such broker of the options to be exercised. On the exercise date the broker will sell shares of Common Stock sufficient to cover the exercise price of the option plus any required tax withholding amounts. The broker will then wire transfer funds back to the Corporation equal to the exercise price and the required tax withholding amount. The Corporation will then immediately deliver to the broker a number of shares of Common Stock equal to the number of options exercised. The shares remaining after payment of the exercise price and tax withholding will at the Participant’s election either: (i) be placed in the Participant’s account; or (ii) sold on the market with net cash proceeds delivered to the Participant by the broker. No cash payment will be required to be paid to the broker or to the Corporation by the Participant at any time during the Stock Option exercise process.

5. Termination of employment. A Stock Option that is vested as of the date of a Participant’s termination of employment may be exercised for a period of 90 calendar days following the date of termination, but in no event beyond the Expiration Date of the Stock Option. Stock Options which are not vested as of the termination date will be canceled without value except as specifically provided for below.

If a Participant’s employment terminates by reason of retirement, Stock Options that have been held at least one year as of the retirement date will become exercisable on the original scheduled Vesting Date and may be exercised thereafter until the third anniversary of the retirement date or until the Expiration Date of the Stock Option, whichever is earlier. Stock Options which are exercisable as of the retirement date may continue to be exercised for a period up to the third anniversary of the retirement date, but in no event beyond the Expiration Date of the Stock Option. For purposes of this Plan, retirement shall have the same meaning as defined in the United Technologies Corporation Retirement Plan and requires either: (i) attainment of age 65; (ii) retirement on or after age 55 with at least 10 years of service; or (iii) termination of employment between age 50 and 55 with a combination of age and service of at least 65 (i.e., the “rule of 65”).

Stock Options granted after February 22, 1999 and held for at least one year prior to the Participant’s retirement date will become exercisable on the original Scheduled Vesting Date and may be exercised for up to five years following the retirement date (but in no event beyond the Stock Option Expiration Date) if: (i) the Participant is at least age 55 with 10 or more years of service or has attained age 65 as of the retirement date; and (ii) the Corporation consents to the Participant’s retirement. Such consent will be granted or withheld at the sole discretion of the Corporation based on its ability to effectively transition the Participant’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

Stock Options granted after June 11, 2003 and held for at least one year prior to the Participant’s retirement date will become exercisable on the original scheduled vesting date and may be exercised for the remaining term of the Stock Option if: (i) the Participant is at least age 55 with 10 or more years of service or has attained age 65 as of the retirement date; and (ii) the Corporation consents to the Participant’s retirement. Such consent will be granted or withheld at the sole discretion of the Corporation based on its ability to effectively transition the Participant’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

In the event of permanent and total disability, the Participant shall not be considered to have terminated employment for purposes of the Stock Option Award which shall become vested and exercisable in accordance with the terms of the Award without regard to the disability. An authorized leave of absence shall not be treated as a termination of employment if the Participant resumes active employment immediately following such leave of absence.

In the event of the death of the Participant, the legal representative of the estate of the Participant may exercise all Stock Options outstanding as of the date of death, whether or not vested, for a period of one year following the date of death, regardless of the Expiration Date of the Stock Option.

If the Participant terminates employment for any reason other than death, disability or retirement, all non-vested Stock Options will be forfeited effective as of the termination date.

6. Limitation on number of shares. The number of shares with respect to which Stock Option Awards may be issued for any calendar year shall not exceed four million shares of Common Stock and no more than a total of 20 million shares may be granted after June 30, 2003 unless the Plan is extended by a vote of a majority of the Corporation’s shareholders. This limitation shall be subject to adjustment as provided for in Section 10 hereof.

7. Amendment and termination. The Committee reserves the right to amend, suspend or discontinue the Plan at any time or to alter or to amend any Award under the Plan to the extent permitted by law.

8. Administration. Awards under this Plan shall be granted subject to the review and approval of the Chief Executive Officer. All questions of interpretation and administration with respect to the Plan and Awards thereunder shall be determined by the Senior Vice President, Human Resources and Organization or his successor. This determination shall be final and conclusive upon all parties and interest.

9. Adjustment provisions. If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the payment of a stock dividend or other increase or reduction of the number of shares of Common Stock outstanding without receiving consideration therefore in money, services or property, the number of shares of Common Stock then remaining subject to this Plan and outstanding Awards and the maximum number of shares that may be issued under this Plan shall: (a) in the event of an increase in the number of outstanding shares, the number of shares subject to an Award shall be proportionately increased and the exercise price for each share then covered by an outstanding Award shall be proportionately reduced, and (b) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the price for each share then covered by an outstanding Award shall be proportionately increased. The maximum number of shares that may be subject to an Award in any given year shall be increased or decreased to reflect the subdivision, consolidation or other capital adjustment. In addition, in such circumstances, the Committee shall make such adjustments to Awards under the Plan as the Committee deems appropriate.

10. Change of control. In the event of a change of control of the Corporation, or if the Board reaches agreement to merge or consolidate with another company and the Corporation is not the surviving Corporation or if all, or substantially all of the assets of the Corporation are sold, or if the Corporation shall make a distribution to shareowners that is non-taxable under the Internal Revenue Code, or if the Corporation shall dissolve or liquidate (a “Restructuring Event”), then the Committee may, in its discretion, recommend that the Board take any of the following actions as a result of, or in anticipation of, any such Restructuring Event to assure fair and equitable treatment of Plan Participants:

(a) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to this Plan;

(b) offer to purchase any outstanding Award made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Restructuring Event; and

(c) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Plan Participants following such Restructuring Event. Any such action by the Board shall be conclusive and binding on the Corporation and all Plan Participants.

For purposes of this Section, “Change of Control” shall mean: (i) the acquisition by any person of voting shares of the Corporation if, as a result of the acquisition, such person, or any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 of which such person is a part, owns at least 20% of the outstanding voting shares of the Corporation; or (ii) a change in the composition of the Board such that within any period of two consecutive years, persons who (a) at the beginning of such period constitute the Board or (b) become directors after the beginning of such period and whose election, or nomination for election by the shareowners of the Corporation, was approved by a vote of at least two-thirds of the persons who were either directors at the beginning of such period or whose subsequent election or nomination was previously approved in accordance with this clause (b), cease to constitute at least a majority of the Board.

11. Non assignability. No assignment or transfer of any interest of the Participant in any of the rights represented by any Award hereunder whether voluntary or involuntary, by operation of law or otherwise shall be permitted except by will or by the laws of descent and distribution. Any attempt to assign such interests shall be void and shall be without force or effect.

12. Awards not to be affected by certain transactions. Neither the Plan nor the Awards hereunder shall affect in any way the right or power of the Corporation or its shareowners to make or authorize: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, preferred or prior preference stocks holding any priority or preferred to, or otherwise affecting in any respect the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

13. Notices. Every notice or other communication relating to this Plan and any Award hereunder shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party or through electronic delivery at the Participant’s internal electronic mail address. Unless and until some other address has been so designated, all notices by the Participant to the Corporation shall be mailed to or delivered to the Corporation’s Director, Compensation at United Technologies Building, MS 504, Hartford, Connecticut 06101, and all notices by the Corporation to the Participant shall be given to the Participant electronically, personally or be mailed to the Participant at his or her address (or e-mail address, as the case may be) as shown on the records of the Corporation.

14. Taxes/withholding. The Participant shall be responsible for any income or other tax liability attributable to amounts realized from Awards. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to withhold shares from a Stock Option exercise or to deduct directly from any payment due the Participant or from the Participant’s regular compensation, all federal, state and local taxes of any kind (including taxes imposed by international tax authorities with requisite jurisdiction) required by law to be withheld with respect to value realized upon the exercise of a Stock Option.

15. Right of discharge reserved. Nothing in this Plan or in any Award granted hereunder shall confer upon any Participant the right to continue in the employment or service of the Corporation or any Business Unit for any period of time or affect any right that the Corporation or a Business Unit may have to terminate the employment or service of such Participant at any time for any reason.

16. Right of corporation to revoke awards. Notwithstanding any other provision herein, the Corporation reserves the right, prior to a Change of Control of the Corporation, to cancel any Award, whether or not vested, if the Senior Vice President, Human Resources and Organization determines that the Participant has engaged in any act or practice with respect to the affairs of the Corporation or the Business Units, whether or not employed by the Corporation at the time, that is materially detrimental to the Corporation or the Business Units, provided, however that the Corporation shall not take any such action in an arbitrary or capricious manner.

17. Nature of payments. All Awards made pursuant to this Plan are in consideration of services performed for the Corporation or the Business Units. Any gains realized pursuant to such Awards constitute a special award payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation.

18. Unfunded plan. The Plan is unfunded. Neither the Corporation nor the Board shall separate assets or establish a trust for the purpose of funding the obligations represented by Awards hereunder. The Corporation’s liability to Participants with respect to the Plan is based solely upon its contractual obligations created by the Awards granted hereunder. No such obligation shall be deemed to be secured by any pledge or encumbrance of any property of the Corporation.

19. No rights as a shareowner. No Participant shall have the rights of a Shareowner with respect to any Stock Option Award under the Plan until the Participant acquires shares of Common Stock pursuant to the exercise of a Stock Option Award.

20. Government contract compliance. The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of Government Contracting Laws and Regulations. In the event of a violation of Government Contracting Law or Regulation, the Corporation reserves the right to revoke any Awards made under this Plan.

21. Governing law. The Program shall be governed by and construed in accordance with the laws of the State of Connecticut.

22. Interpretations. Any materials provided to Participants, including descriptive brochures and Statements of Award are subject in all respects to the terms of the Plan. In the event that any provision of a descriptive brochure, Statement of Award or other Plan communication is inconsistent with the terms of the Plan, the terms of the Plan shall control. Any question of administration or interpretation arising under this Plan shall be determined by the Senior Vice President, Human Resources and Organization, such determination to be final and conclusive upon all parties in interest.

Appendix 2

Federal Tax Consequences

Discussed below are some of the major federal tax consequences of the Plan, based on applicable provisions of the federal tax laws and regulations as currently in effect. This summary of federal tax consequences, applicable as of the date of this Prospectus, is set forth below solely for the general information of Participants. The federal tax consequences of any Stock Option under the Plan will depend on the specific nature, terms, and conditions of the Stock Option and the Participant’s individual circumstances. Before exercising a Stock Option under the Plan, disposing of shares acquired pursuant to the exercise of an option, or taking any other action under the Plan, a Participant should consult a professional tax adviser concerning the federal and any state or local tax consequences of such actions as they apply to his or her specific circumstances. This discussion is neither intended nor offered as a complete summary nor as a legal interpretation, and it does not address any consequences other than federal tax consequences, including any aspects of state, local, or foreign tax law.

Federal Income Tax Consequences to the Participant

No income will be recognized by a Participant at the time a Stock Option is granted by the Corporation. Upon the exercise of a Stock Option, the Participant generally will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock purchased (as of the exercise date) over the option price.

The Participant’s tax basis in the shares received upon the exercise of an option is the sum of the option price paid and the ordinary income recognized as a result of exercising the option. The tax basis of shares received upon exercise of an option will thus generally be equal to the fair market value of the shares as of the exercise date. The Participant’s holding period for any such shares begins on the date the shares are transferred as a result of the exercise (generally just after the exercise date).

If a Participant disposes of shares acquired by the exercise of an option, the Participant will recognize gain (or, under certain conditions, loss) in the year of the disposition equal to the difference between any amount realized on the disposition and the Participant’s tax basis in the shares. The gain (or loss) will be a short or long term capital gain (or loss) depending on how long the Participant holds the shares.

Generally, the rate of tax on any capital gain that a Participant realizes upon the disposition of shares is determined as follows:

Short-Term Gain:	The net gain on shares held for one year or less is taxed at the Participant’s regular income tax rate.

Long-Term Gain:	The net gain on shares held for more than one year is taxed at a maximum rate of 15% (5% to the extent the taxpayer’s taxable income is taxed at a rate below 25%).

Federal Income Tax Consequences to the Corporation

The Corporation (or a subsidiary of the Corporation) generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by a Participant in connection with the exercise of an option in the same taxable year in which the Participant recognizes ordinary income, provided that, among other things, the amount qualifies as an ordinary and necessary business expense.

Federal Employment Tax Consequences

In general, the amount included in a Participant’s ordinary income upon the exercise of an option is also included in the Participant’s wages for federal employment tax (FICA and FUTA) purposes.

Other Laws and Regulations

The Plan, the grant of options under the Plan, and the Company’s obligation to deliver shares under the Plan are all subject to applicable federal and state laws, rules, and regulations. The Plan does not qualify for special tax treatment under Section 401(a) of the Internal Revenue Code of 1986, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

How to Exercise Your UTC Stock Options

As a UTC Stock Option holder, you have two procedures available for exercising your stock options. You can either exercise and hold the shares (“cash” exercise), or exercise and hold/sell the shares (“cashless” exercise).

You may contact any one of these three UTC authorized “cashless” brokers listed below to open an account.

	Telephone #	Fax #
UBS Financial Services (Domestic Only)	800-836-0003	860-547-1997
Bill Greco	860-727-1515	860-727-1561
Quick & Reilly (Global)	888-338-9151	646-435-7139
Steven Hartstein	860-727-0400
Salomon Smith Barney (Global)	800-248-4499	860-275-0736/0792
Steve Dunn	860-275-0740
860-275-0745
860-275-0743 (for weekends and non-business hours)
RBC Dominion Securities (for Canadian optionholders only)
Ken Tooke	514-878-7044	514-878-7070

Cash Procedure for Exercise and Hold:

1.	Obtain the UTC Stock Option Exercise Form from the Stock Option Administrator (stockoptionplans@utc.com), fill out as necessary and mail the completed form back with a check for the option cost payable to United Technologies.

2.	When the form is received, the Stock Option Administrator will determine the taxable income (spread between exercise cost and closing market price on the date of exercise) and calculate the Federal, State, and FICA tax withholding.

3.	After the tax check has been received, the Stock Option Administrator will simultaneously exercise your options and have the shares delivered to you in accordance with your instructions on the exercise form.

4.	Taxes will be remitted to your Payroll and credited on your W-2 form (U.S. only).

Cashless Procedure for Exercise and Hold/Sell:

1.	Obtain the UTC Stock Option Exercise Request and Agreement Form from one of the brokers listed above, fill out as necessary and mail or fax the completed form to your broker.

2.	When the form is received, the broker will determine the fair market value, based on the trade price, and the exercise cost (option price x number of shares being exercised) and calculate the Federal, State, and FICA tax withholding on the taxable gain.

3.	The broker will exercise your options to purchase shares and hold in your account (exercise and hold) or immediately sell those shares in the open market (exercise and sell).

4.	Taxes will be remitted by the broker to UTC and credited on your W-2 form (U.S. only).

5.	The broker will deduct a small sales commission.

6.	For the Exercise and Hold procedure, and as elected on your exercise form, the broker will send you

a)	a certificate for the remaining full shares and a check for the balance or

b)	a statement showing the remaining full shares and cash balance credited to your brokerage account.

7.	For the Exercise and Sell procedure, the broker will send you a check for the balance.

Note:	For those option holders who reside outside of the U.S. and/or are not U.S. citizens, the above instructions may not apply. In this situation, each broker has specific procedures and the option holder should contact the broker(s) for more information.

United Technologies Corporation

United Technologies Building

Hartford, CT 06101

EMPLOYEE STOCK OPTION PLAN

RECOGNITION STOCK OPTION PROGRAM

STATEMENT OF AWARD

GRANTED ON:	[DATE]

TO:

                     OPTIONS AT AN OPTION EXERCISE PRICE OF

These options vest and become exercisable on [DATE] and will expire [DATE] if not exercised.

This award is subject to the terms and conditions of the UTC Employee Stock Option Plan which has been summarized in the Recognition Stock Option brochure distributed to all program recipients. Additional copies of the brochure and the UTC Employee Stock Option Plan (the official Plan document) are available through your Human Resources Department.